Exhibit 7

Appendix IV

Form of the Akumin Call Option

CALL OPTION AGREEMENT

THIS CALL OPTION AGREEMENT (the “Agreement”) is made on_____________, 2022 (the “Effective Date”) between Haitong International Products & Solutions Limited (the “Option Holder”) and Thaihot Investment Company Limited (the “Shareholder”)

WHEREAS the Shareholder holds 14,223,570 Common Shares (the “Option Shares”) in the capital of Akumin Inc. (NASDAQ/TSX: AKU) (the “Company”);

AND WHEREAS reference is made to a deed of settlement (the “Deed of Settlement”) dated on or about the date hereof between the Option Holder, Everwin Enterprise (Hong Kong) Limited and Mr. Huang Qisen;

AND WHEREAS the Shareholder wishes to grant to the Option Holder a call option to acquire the Option Shares on and subject to the terms and conditions hereof.

NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged by the parties, the parties agree as follows:

1. GRANT OF OPTION

1.1 The Option. The Shareholder hereby grants to the Option Holder the non-assignable, irrevocable right (but not the obligation) (the “Option”) to purchase the Option Shares from the Shareholder on any date that is at least twelve months after the Effective Date for a purchase price (the “Exercise Price”) equal to the greater of (a) the Specified Price (defined below) and (b) US$35,000,000. Upon exercise of such Option, the Shareholder shall be obligated to sell to the Option Holder, on the terms and conditions set forth in this Agreement, the Option Shares at a price per share equal to the Exercise Price. The “Specified Price” shall mean a price per Option Share equal to the prevailing market price of the Option Shares as listed on the NASDAQ on the date the Option Holder delivers to the Shareholder the Exercise Notice (as defined below), plus 10%.

1.2 Number of Option Shares. The total number of Option Shares to be purchased by the Option Holder under Section 1.1 above shall always be less than 20% of the issued and outstanding shares of the Company.

1.3 Expiration. The Option and this agreement shall automatically terminate and expire on the earlier of (a) satisfaction in full of the Settlement Sum (as defined in the Deed of Settlement) and (b) the 5th anniversary of the Effective Date.

2. EXERCISE OF OPTION

2.1 Exercise Notice. The Option Holder may exercise the Option by delivering to the Shareholder a written notice indicating that it is exercising the Option (the “Exercise Notice”), and setting out the details of the Exercise Price and the Closing Date.

2.2 Obligation. If the Option Holder delivers the Exercise Notice in accordance with this Agreement, the Option Holder shall be obligated to purchase on the Closing Date (as defined below), and the Shareholder shall be obligated to sell to the Option Holder on the Closing Date, the Option Shares for the aggregate Exercise Price.

3. REPRESENTATIONS AND WARRANTIES

3.1 The Shareholder hereby represents and warrants, which representations and warranties the Shareholder agrees will remain true and correct throughout the term of this Agreement, that it is the registered and beneficial owner of all the Option Shares with good and marketable title thereto free and clear of any mortgage, security interest, lien, pledge, charge, title retention agreement, encumbrance or any similar adverse claim whatsoever (an “Encumbrance”), other than the Encumbrances granted by the Shareholder in favour of the Option Holder pursuant to the Akumin Share Charge (as defined in the Deed of Settlement) and of any rights or privileges capable of becoming an Encumbrance, and it is entitled to sell, transfer and assign to the Option Holder marketable registered, legal and beneficial title to the Option Shares, free and clear of any such claims, liens, encumbrances, rights and privileges. The Shareholder shall promptly notify the Option Holder in writing if any of the above representations and warranties becomes untrue or incorrect during the term of this Agreement.

4. COMPLETION OF THE SALE OF THE OPTION SHARES

4.1 Time and Place. The closing of the purchase and sale of Option Shares shall take place at the location indicated by the Option Holder in the Exercise Notice at 10:00 a.m. on the third (3rd) business day following delivery of the Exercise Notice, or at such other time and place as the parties may agree, acting reasonably (the “Closing Date”).

4.2 Deliveries and Payment. At the closing hereunder:

(a)	Each party hereto shall execute and deliver or cause to be executed and delivered to each other all documents required to sell and deliver to the Option Holder the Option Shares being purchased, free and clear of all Encumbrances, other than the Encumbrances granted by the Shareholder in favour of the Option Holder pursuant to the Akumin Share Charge;

(b)	The Exercise Price shall be satisfied and fulfilled by the Option Holder reducing the amount payable in accordance with Section 2.2 of the Deed of Settlement; and

(c)	The Shareholder shall deliver to the Option Holder any share certificates required in connection with the exercise of the Option.

4.3 Further Assurances. Each of the parties shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all other acts, deeds and assurances in law as may be reasonably required for the better accomplishing and effecting of the intentions and provisions of this Agreement in connection with the exercise of the Option, the sale of the Option Shares and the payment of the Exercise Price.

5. MISCELLANEOUS

5.1 Adjustment of Option Shares. All references to the number of Option Shares shall be appropriately adjusted to reflect any stock split, stock dividend, consolidation, or other change in the number of common shares held by the Shareholder which may be made by the Company after the date of this Agreement.

5.2 Beneficial or Other Interests in the Option Shares. Notwithstanding that the Shareholder may transfer registered ownership of the Option Shares to the Option Holder (or its nominee) so that the Option Holder (or its nominee) may appear as the “owner of record” thereof, all references to the Option Shares and the Option shall be construed as including any and all interests (including legal or beneficial interests) that the Shareholder may have in the Option Shares subsequent to such a transfer.

5.3 Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the parties.

5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in such Province and this Agreement shall be treated, in all respects, as an Ontario contract.

5.5 Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the party waiving such provision. No failure or delay by a party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a party of any breach by any other party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

5.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior agreements or understandings both oral and written between the parties hereto relating to such subject matter. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by a party hereto.

5.7 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such illegal, void or unenforceable provision shall be replaced with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its term.

5.8 Binding Effect. This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and each of their successors and permitted assigns.

5.9 Assignment. The Option Holder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the Shareholder. The Shareholder shall not have the right to assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without first obtaining the prior written consent of the Option Holder.

5.10 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

5.11 Paramountcy. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Deed of Settlement then, notwithstanding anything contained in this Agreement, the provisions contained in the Deed of Settlement shall prevail to the extent of such conflict or inconsistency and the provisions of this Agreement shall be deemed to be amended to the extent necessary to eliminate such conflict or inconsistency, it being understood that the purpose of this Agreement is to add to, and not detract from, the rights granted to the Option Holder under the Deed of Settlement. If any act or omission of the Shareholder is expressly permitted under the Deed of Settlement but is expressly prohibited under this Agreement, such act or omission shall be permitted. If any act or omission is expressly prohibited under this Agreement, but the Deed of Settlement does not expressly permit such act or omission, or if any act is expressly required to be performed under this Agreement but the Deed of Settlement does not expressly relieve the Shareholder from such performance, such circumstance shall not constitute a conflict or inconsistency between the applicable provisions of this Agreement and the provisions of the Deed of Settlement.

5.12 Electronic Signature. Delivery of an executed signature page to this Agreement by the parties hereto by facsimile or other electronic form of transmission shall be as effective as delivery by such party of a manually executed copy of this Agreement.

[Signature page follow]

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

THAIHOT INVESTMENT COMPANY LIMITED

By:	/s/ Huang Min
Name:	Huang Min
Title:	Authorized Signatory

HAITONG INTERNATIONAL PRODUCTS & SOLUTIONS LIMITED

By:	/s/ Luk Wai Yin
Name:	Luk Wai Yin
Title:	Director / Authorized Signatory

Thaihot Cayman – Call Option Agreement